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Exhibit 10.1

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (this "Agreement") is made as of this 31st day of December, 2007, by and between, Haverstick Consulting, Inc., an Indiana corporation (the "Company"), and Howard W. Bates, an Indiana resident ("Executive").

        WHEREAS, the Company and Kratos Defense & Security Solutions, Inc., a Delaware corporation ("Kratos"), and Kratos Government Solutions, Inc., a wholly owned subsidiary of Kratos ("KGS"), have entered into a Merger Agreement dated November 2, 2007 (the "Merger Agreement") whereby a wholly-owned newly-formed merger subsidiary of KGS is being merged with and into the Company, with the Company being the surviving corporation;

        WHEREAS, Executive has been a shareholder and key employee of the Company for many years and is intimately familiar with the Company and its business; and

        WHEREAS, the Company desires that Executive continue to provide services for the benefit of the Company and Executive desires to accept such continued employment with the Company; and

        WHEREAS, the execution and delivery of this Agreement is a condition precedent to Kratos', KGS' and the Company's obligations under the Merger Agreement; and

        WHEREAS, upon consummation of the transactions contemplated by the Merger Agreement the Company will be a wholly-owned subsidiary of KGS.

        NOW, THEREFORE, in consideration of the recitals, the employment of Executive by the Company, and the promises and covenants stated in this Agreement, the parties agree as follows:

        1.     Employment.    The Company shall employ Executive as President of the Company, such position being the president of a subsidiary of Kratos, and Executive hereby accepts such employment by the Company subject to the terms and conditions of this Agreement.

        2.     Duties.

          (a)   Executive shall report to, and shall have the powers, authority and duties assigned by, the President and CEO of Kratos and CEO of the Company (the "CEO"). It is understood by Executive and agreed by the Company, that such powers, authority and duties of the Executive as President of the Company shall always be consistent with those which are customary for, commensurate with, or necessary to the position of President of a subsidiary of a public company, or as that position is modified per Section 2(c) below. Throughout the Term (as defined in Section 3), Executive shall: (i) devote the Executive's business effort, time, energy and skill to the duties of Executive's employment hereunder; (ii) faithfully, loyally, and industriously perform such duties; and (iii) diligently follow and implement the lawful management policies and decisions of the Board or the CEO that are communicated to Executive. During the Term, Executive shall not be engaged during normal business hours in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; provided, however, that Executive may (i) serve on religious, industry, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements and teach at educational institutions, (iii) devote time to his personal and family matters (including without limitation his and their investments and business affairs), or (iv) serve, with the approval of the CEO, which approval shall not be unreasonably withheld, on the boards of directors of non-competitive businesses, so long as such activities do not interfere with the performance of Executive's responsibilities as an employee of the Company in accordance with this Agreement.

          (b)   Executive shall maintain his office at the Company's corporate offices located in Indianapolis, Indiana, from which his services to the Company shall be rendered. Executive may be required to relocate from such office but shall not be required to relocate to a site outside of the area represented by Marion County, Indiana, and the counties contiguous to Marion County,

  Indiana, without (i) the prior written consent of Executive and (ii) a comprehensive relocation package. Notwithstanding the foregoing, Executive shall be required to travel from time to time in accordance with the past practices of Executive as shall be reasonably required for the fulfillment of his duties hereunder.

          (c)   It is understood by Executive that it may be in the best interests of Kratos to reorganize its various business units from time to time. Provided that in any such reorganization the position of the Executive is maintained reasonably equivalent to his position as a president of the Company as subsidiary, there shall be no breach of this Section 2. For example, Kratos may combine all business units into one corporate entity and dissolve the subsidiary corporations, in which case the presidents of the subsidiaries will then be named as presidents of divisions or sectors. The term "reasonably equivalent" shall include the title, powers, authority, duties, responsibilities, bonus potential, base salary, business unit size and other appropriate measures.

        3.     Term.    Subject to early termination pursuant to Section 5 hereof, the term of Executive's employment with the Company under this Agreement shall commence as of the close of business on December 31, 2007 (the "Commencement Date") and shall end on December 31, 2010 (the "Term"). The Company and the Executive agree that they shall have the option to renew this Agreement for subsequent terms. The CEO and Executive shall discuss the renewal of this Agreement on or about January 15, 2010.

        4.     Compensation.    During the Term, Executive shall be entitled to the compensation and benefits set forth in this Section. The payment of any compensation hereunder shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required under the employee benefit plans of the Company and/or its affiliates, and shall be paid in accordance with the normal payroll and incentive administration practices of the Company and/or its affiliates as they may exist from time to time, but not less frequently than monthly.

          (a)   Salary.    The Company shall pay Executive an annual salary of not less than $250,000 (the "Salary"). Commencing in the first quarter of fiscal year 2009, Executive shall receive an annual performance and salary review, with any corresponding increase in the Salary to be determined by the Compensation Committee of the Board of Directors of Kratos, in its sole discretion.

          (b)   Annual Bonus.    For each of the three fiscal years of the Company commencing January 1, 2008, January 1, 2009, January 1, 2010, respectively, Executive shall be eligible to earn an annual bonus (the "Bonus") up to an amount equal to the Salary. As a president of a subsidiary, he will be eligible to earn up to fifty percent (50%) of his salary for making the revenue and profit numbers in his annual operating plan ("AOP"). If the Company exceeds revenue and profit numbers in the AOP by specific targets, Executive shall be eligible to earn up to an aggregate amount equal to his Salary. At or about the beginning of each fiscal year, the CEO shall present the Executive with his bonus target criteria ("Bonus Letter"), which shall be tied to the Company's AOP and other factors used by Kratos with all operating units. Except as otherwise provided in Section 6(b), in the event that the Executive is employed by the Company only a portion of a fiscal year, the Bonus shall be calculated to reflect the portion of such fiscal year for which the Executive was employed by the Company under this Agreement, and tied to the above described performance criteria through the portion of the fiscal year completed. Within one hundred twenty (120) days after the end of each fiscal year for which a Bonus may be payable hereunder, the Company shall determine from its financial records and/or financial statements whether or not a Bonus has been earned and the amount of any Bonus payable. Any Bonus shall be paid to Executive at the same time as bonuses are paid generally to other officers of Kratos.

          (c)   Expense Reimbursement.    Executive will be entitled to prompt reimbursement for all necessary and reasonable business expenses incurred by Executive in connection with the business of the Company, subject to Executive's compliance with expense reimbursement policies established by the Company and/or its affiliates from time to time and in sufficient detail to comply with Internal Revenue Service regulations.

          (d)   Retirement Plans.    Executive shall be eligible to participate in all present and future pension benefit and retirement plans, practices, policies and programs established or maintained by the Company and/or its affiliates from time to time to the extent applicable generally to executive officers of the Company and/or its affiliates with the same years of service.

          (e)   Welfare Benefit Plans.    Executive and/or Executive's family, as the case may be, shall be eligible to participate in any present and future welfare, fringe, and other similar benefit plans, including, without limitation, participation in any hospitalization, major medical, disability and group life insurance plans, if any, practices, policies and programs established or maintained by the Company and/or its affiliates from time to time to the extent applicable generally to executive officers of the Company and/or its affiliates with the same years of service. Notwithstanding, and in addition to, the foregoing, the Executive shall be entitled to the following: (i) payment by the Company of 100 percent of the premiums at Commencement Date for disability insurance coverage not less than the coverage as of the Commencement Date, (ii) payment by the Company of 100 percent of the premiums at Commencement Date for family coverage for medical insurance, dental insurance and other ancillary insurance and plan benefits with coverage not less than the coverage as of the Commencement Date, and (iii) payment by the Company of all charges, costs, expenses and premiums at Commencement Date related to Priority Access medical service. Any premium increases in these above listed benefits from the premiums paid at Commencement Date, shall be borne by Executive, unless approved by the Compensation Committee of the Board of Directors of Kratos.

          (f)    Equity Plans.    Commencing with the fiscal year beginning January 1, 2008, Executive shall be eligible to participate in all present and future equity incentive plans established by the Kratos to the same extent applicable generally to executive officers of the Kratos with the same years of service.

          (g)   Paid Time Off.    Executive shall be eligible for no less than that amount of paid time off during the Term established by the Company and/or its affiliates from time to time as is provided to employees who are executive officers of the Company and/or its affiliates with the same years of service; provided, however, that Executive shall be entitled to at least six weeks of paid time off with pay each year and Executive shall be entitled to carry over such unused paid time off as is consistent with the policies of Kratos. Upon expiration of the Term or earlier termination of the Executive's employment with the Company, the Executive shall be paid for all unused paid time off.

          (h)   Restricted Stock.    Effective on December 28, 2007, Executive shall be awarded 75,000 Restricted Stock Units ("RSUs) related to Common Stock of Kratos pursuant to the terms of the Restricted Stock Unit Agreement attached hereto as Exhibit A (the "Restricted Stock Unit Agreement"). The restrictions on such RSUs shall lapse at the rate of 25 percent per year over four years with the first such vesting occurring on the first anniversary of the date of this Agreement; provided, however, that (i) in the event of the termination of Executive's employment pursuant to Section 5(b), or (ii) in the event of a "Change of Control" (as such term is defined in the Restricted Stock Agreement), or (iii) in the event of the expiration of the Term on December 31, 2010, such restrictions shall lapse immediately.

          (i)    Years of Service.    For purposes of Executive's participation in the plans of the Kratos contemplated by Section 4(d), 4(e), 4(f) and 4(g), Executive's years of service shall include that time prior to the date hereof during which Executive had been employed by the Company.

          (j)    Vehicle Allowance.    Executive shall be entitled to a vehicle allowance of $250 per pay period.

          (k)   Disability.    If Executive shall become disabled during the Term, and such Disability shall continue for a period in excess of one month, the Salary shall be paid to the Executive during the period of such Disability until the earlier of six (6) calendar months or the date Executive begins receiving long term disability payments under a long term disability policy provided by the Company. Any Salary paid to the Executive under this Section shall be reduced by insurance benefits that the Executive may receive from any disability insurance purchased on Executive's behalf by the Company. For purposes of this Agreement, the terms "Disabled" and "Disability" shall be defined as Executive's inability, because of physical or mental illness or injury or incapacity, to perform Executive's essential duties, with reasonable accommodation.

          (l)    Bonus Upon Change of Control.    Upon the occurrence of a "Change of Control" of the Company (as such term is defined in the Restricted Stock Unit Agreement) at any time during the Term following the Commencement Date, the Executive shall be paid immediately in cash, a bonus in an amount equal to the amount of the Executive's then current Salary in addition to other amounts required to be paid to Executive pursuant to Section 6 hereof, if his position as President of the Company (or as changed per Section 2 (c) above) or if his powers, authority, duties or responsibilities are materially diminished during the remaining period of the Term following the Change of Control. For purposes of clarification, this Section 4 (l) only applies to a Change of Control of the Company and not Kratos or KGS.

        5.     Termination.    Subject to the respective continuing obligations of the parties hereto set forth in Sections 6 and 7 hereof, the Term and Executive's employment with the Company may be terminated as follows:

          (a)   By the Company for Cause.    The Company may terminate the Term and Executive's employment with the Company immediately for cause. For purposes of this Agreement, "for cause" shall mean:

              (i)  any act that constitutes on the part of Executive common law fraud, provided that such fraud resulted in, or was intended to result in, a financial benefit to Executive, or any third party, at the expense of the Company;

             (ii)  any material dishonesty on the part of Executive that results in actual financial harm to the Company;

            (iii)  any intentional or grossly negligent material breach by Executive of the regulations of the Securities and Exchange Commission or the NASDAQ stock exchange, or any subsequent stock exchange to which Kratos may list its shares;

            (iv)  Executive's conviction of, or plea of no contest with respect to, any criminal offense, which involves dishonesty, moral turpitude or breach of trust, or a felony;

             (v)  the willful failure of Executive to perform material duties or responsibilities in connection with Executive's employment with the Company (other than any such failure resulting from a disability pursuant to Section 5(d) hereof) which failure has not been cured within thirty (30) days after written notice to Executive identifying such failure with reasonable specificity;

            (vi)  a willful and material breach of this Agreement by Executive (other than any such breach resulting from a disability pursuant to Section 5(d) hereof) which breach has not been cured within thirty (30) days after written notice to Executive identifying such breach with reasonable specificity;

           (vii)  any willful violation by Executive in any material respect of any of the Company's or Kratos' material policies (other than any such violation resulting from a disability pursuant to Section 5(d) hereof), which violation continues uncured for thirty (30) days after written notice to Executive identifying such violation with reasonable specificity; or

          (viii)  the willful failure by Executive (other than any such failure resulting from a disability pursuant to Section 5(d) hereof) to comply with any reasonable order or directive of the Board of Directors of the Company or the CEO which failure continues uncured for thirty (30) days after written notice to Executive identifying such failure with reasonable specificity.

          (b)   By Executive for Good Reason.    Executive, upon thirty (30) days prior written notice to the Company and the CEO, stating that the Executive is terminating his employment for Good Reason and stating with specificity the facts upon which the Executive is relying as constituting Good Reason, may terminate the Term and his employment with the Company for Good Reason. For purposes of this Agreement, "Good Reason" shall be defined as any breach or violation by the Company of any material provision or covenant of this Agreement (including without limitation a diminution of the Executive's powers, authority or duties under Section 2, as a president of a subsidiary [or otherwise per Section 2(c) above]), or a relocation of Executive's office other than in compliance with Section 2(b) which breach has not been cured within thirty (30) days after written notice to the Company identifying such breach with reasonable specificity.

          (c)   Death.    The Term and Executive's employment with the Company shall terminate automatically and immediately in the event of Executive's death.

          (d)   Disability.    Executive's absence from employment or inability to perform his duties hereunder as a result of physical or mental disability for a period of six (6) months or more.

        6.     Obligations of the Company upon Termination.

          (a)   Termination by the Company for Cause.    In the event of the termination of the Term and Executive's employment pursuant to Section 5(a) hereof, the Company shall pay the Salary to Executive, and Executive shall participate in the employee benefit, retirement, and other perquisites as provided in Section 4 hereof, through the date of termination ("Date of Termination"). Any benefits payable under insurance, health, retirement, profit-sharing and other employee benefit plans as a result of Executive's participation in such plans through such Date of Termination shall be paid when due under those plans. Any other premiums payable under Section 4(e) shall be paid when due under the related plans and policies, if due prior to the Date of Termination. Any other benefits payable under Sections 4(e) and 4(k) shall be paid when due under the related plans and policies. Any bonus earned under Section 4(b) hereof, but not yet paid, shall be paid pursuant to Section 4(b) hereof. Provided however, that any bonuses earned as a result of any act or omission by Executive as set forth in Section 5(a) hereof, shall be deemed as not earned by Executive and not due to him.

          (b)   Termination by Executive for Good Reason.    In the event of the termination of the Term and Executive's employment pursuant to Section 5(b) hereof:

              (i)  the Company shall continue to pay the Executive the Salary from the Date of Termination to December 31, 2010; and

             (ii)  the Company shall pay Executive a bonus under Section 4(b) as though Executive had remained employed to December 31, 2010, provided the bonus is earned by the Company meeting its AOP and other targets as set forth in the Bonus Letter; and

            (iii)  The Company shall pay when due any benefits payable under insurance, health, retirement, profit-sharing and other employee benefit plans as a result of Executive's participation in such plans as though Executive had remained employed to December 31, 2010; and

            (iv)  If there is a Change of Control as described in Section 4(l), the Company shall pay Executive a bonus under Section 4(l) as though Executive had remained employed and there is a Change of Control prior to December 31, 2010; and

             (v)  The Company shall pay when due any other premiums and benefits payable under Sections 4(e) and 4(k) as though Executive had remained employed to December 31, 2010.

          (c)   Termination Because of Death or Disability.    In the event of termination of the Term and Executive's employment pursuant to Section 5(c) or Section 5(d) hereof, the Salary shall continue to be paid to Executive, and Executive shall continue to participate in the employee benefit, retirement and compensation plans and other perquisites as provided in Section 4 hereof, (i) in the event of Executive's death, through the date of his death, or (ii) in the event of Executive's disability, through the Date of Termination. Any benefits payable under insurance, health, retirement, profit-sharing and other employee benefit plans as a result of Executive's participation in such plans through such Date of Termination shall be paid when due under those plans. Any other premiums and benefits payable under Sections 4(e) and 4(k) shall be paid when due under the related plans and policies. Any bonus earned under Section 4(b) hereof, but not yet paid, shall be paid pursuant to Section 4(b) hereof. Any bonus earned under Section 4(l) hereof, but not yet paid, shall be paid pursuant to Section 4(l) hereof.

          (d)   Severance Payment.    In the event this Agreement is not renewed on or before January 15, 2010, as provided in Section 3 (a) hereof, on terms substantially similar to those contained in this Agreement, then Executive will not be required to perform any services for the Company in the third year of this Agreement, other than those minimal usual and customary for an executive similarly situated to assist in the transition of duties to a successor. In the event the Agreement is renewed on or before January 15, 2010, as provided in Section 3 (a) hereof, on terms and conditions substantially similar to those contained in this Agreement, but at a term of less than three years, the subsequent renewal agreement shall provide that, in addition to the other amounts payable as otherwise provided therein, in the event of the termination of a shortened term of such renewed agreement and Executive's employment by the Executive for "Good Reason" (as defined therein) or in the event of the expiration of the renewed agreement at the end of the shortened term of such renewed agreement, the Company shall pay the Executive a severance payment equal to $250,000 payable in twelve (12) equal monthly installments with the first installment due and payable on the date of termination of the Executive's employment ("Severance Payment"). If the Executive and the Company agree at or before January 15, 2010 that the Executive shall continue to work in full performance of this Agreement through the end of 2010, then Executive shall be entitled to the Severance Payment during 2011.

          (e)   No Mitigation; Exclusive Remedy.    Executive shall not be required to mitigate the amount of any payment provided for in this Section 6 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 6 be reduced by any compensation earned by Executive as the result of employment by another company or business or by profits earned by Executive from any other source at any time before and after the Date of Termination. The payments provided under this Section 6 upon termination shall be in lieu of any other payments or damages recoverable in any causes of action by Executive related to this Agreement.

        7.     Non-Competition and Non-Solicitation.

          (a)   Subject to the terms and conditions hereof, Executive covenants and agrees that, for the Restricted Period and in the Restricted Territory (as defined below), Executive shall not, either directly or indirectly, through an affiliated or controlled entity or person, on his own behalf or as a partner, director, consultant, proprietor, principal, agent, creditor, security holder, trustee or otherwise (except by ownership of five percent (5%) or less of the outstanding stock of any publicly held corporation) or in any other capacity, own, manage, operate, finance, control, invest, participate or engage in, lend his name to, lend credit to, render services or advice to, or devote any material endeavor or effort to a venture or business that is engaged in a business substantially similar to the Restricted Business.

          (b)   The "Restricted Territory" shall be the United States of America. The "Restricted Period" as used in this Agreement shall be; through the three (3) year Term of this Agreement; and/or through the Term of any renewal of this Agreement; and/or through the final payment of the Severance Payment per Section 6(d) hereof. Therefore, if, for example the Executive leaves the Company for any reason during the initial three year Term of this Agreement, whether it is voluntarily, involuntarily or for Good Cause, he shall be bound by the terms of Sections 7, 8 and 9 through the end of the three year period. If the Executive leaves the Company for any reason during any renewal of the agreement he shall be bound by the terms of Sections 7, 8, and 9 though the end of the renewal term; and he shall be bound by Sections 7, 8, and 9 during any period where he receives a Severance Payment. "Restricted Business" means that any business, operations or planned businesses or lines of business engaged in or planned by Kratos, KGS, the Company or any affiliates or subsidiaries thereof at the termination of the Executive's active employment. A planned business or lines of business shall mean a material and significant level of investment and planning and preparation, as to which the Executive has knowledge, to enter into the subject business or lines of business.

          (c)   The covenants contained in this Section 7 shall be construed as if each covenant is divided into separate and distinct covenants in respect of the Restricted Business, each capacity in which Executive is prohibited from competing and each part of the Restricted Territory in which the Company is carrying on the Restricted Business. Each such covenant shall constitute separate and several covenants distinct from all other such covenants.

          (d)   Each of the parties recognizes that the territorial restrictions contained in this Agreement are properly required for the adequate protection of the Restricted Business and that in the event any covenant or other provision contained herein shall be deemed to be illegal, unenforceable or unreasonable by a court or other tribunal of competent jurisdiction with respect to any part of the Restricted Territory, such covenant or provision shall not be affected with respect to any other part of the Restricted Territory, and each of the parties agrees and submits to the reduction of said territorial restriction to such an area as said court shall deem reasonable.

        8.     Noninterference with Business.

          (a)   During the Restricted Period, Executive agrees not to (a) directly or indirectly contact any of the Company's, Kratos' or KGS' then current customers or prospective customers with whom the Company, Kratos or KGS is engaged in discussions or proposal negotiations ("Prospective Customers") for the purpose of diverting or taking away from the Company, Kratos or KGS any business existing as of the date of the termination of Executive's employment with the Company, Kratos or KGS; or (b) otherwise interfere with, impair or damage the Company's, Kratos' or KGS' relationship with any of its then current or Prospective Customers.

          (b)   During the Restricted Period, Executive agrees not to knowingly directly or indirectly solicit, whether for his own benefit or for that of another, induce or attempt to induce any employee, consultant or independent contractor to terminate or breach an employment, contractual or other relationship with the Company, Kratos or KGS.

        9.     Non Disparagement.    Executive expressly agrees that during his employment with the Company and for two (2) years following the termination of such employment for any reason, he will make no statement and take no actions of any kind, verbal or written, that directly or indirectly disparage, the Company, Kratos or KGS, or any affiliates or related parties, to any of their respective employees, customers or vendors, or interferes with the Company's or affiliates operations.

        10.   Proprietary Matter; Ownership.    Except as permitted or directed by the Company or as required by law, Executive shall not during the term of his employment or at any time thereafter knowingly divulge, furnish, disclose or make accessible (other than in the ordinary course of the business of the Company) to anyone for use in any way any confidential, secret, or proprietary knowledge or information of the Company or its affiliates that is not in the public domain ("Proprietary Matter") which Executive has acquired or become acquainted with or will acquire or become acquainted with during his employment, whether developed by himself or by others, including, but not limited to, any trade secrets, confidential or secret designs, processes, formulae, software or computer programs, plans, devices, or material (whether or not patented or patentable, copyrighted or copyrightable) directly or indirectly useful in any aspect of the business of the Company and its affiliates, any confidential customer, distributor or supplier lists of the Company or its affiliates, any confidential or secret development or research work of the Company or its affiliates, or other confidential, secret or non-public aspects of the business of the Company or its affiliates. Executive acknowledges that the Proprietary Matter constitutes a unique and valuable asset of the Company or its affiliate, acquired at great time and expense by the Company or such Affiliate, and that any disclosure or other use of the Proprietary Matter other than for the sole benefit of the Company or such affiliate would be wrongful and could cause irreparable harm to the Company or such affiliate. The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by Executive.

        Executive agrees that he will fully inform and disclose to the Company from time to time all inventions, designs, improvements, enhancements, developments and discoveries which he now has, or may hereafter have, during the Term which pertain or relate to the business of the Company or to any experimental work carried on by the Company or its affiliates. All such inventions, designs, improvements, enhancements, developments and discoveries shall be the exclusive property of the Company or its affiliates. At the Company's sole cost and expense, the Executive shall reasonably assist the Company or its affiliates in obtaining patents on all such inventions, designs, improvements, enhancements, developments and discoveries deemed patentable by the Company or its affiliates and shall execute all documents (including assignments and related affidavits) and do all things reasonably necessary to obtain such patents. This provision shall not apply to any inventions for which no equipment, supplies, facilities or trade secret information of the Company or its affiliates was used and which was developed on Executive's own time without using any of the Company's or its affiliates' equipment, supplies, facilities or trade secret information, except for those inventions which either: (a) related at the time of conception or reduction to practice of the invention to the Company or its affiliates business, or actual or demonstrably anticipated research or development of the Company or its affiliates, or (b) result from any work performed by Executive for the Company or its affiliates.

        This Section 10 supplements any existing agreement between the Company and Executive relating to the subject matter set forth in this Section 10. In no event shall this Section 10 be deemed to limit the rights of the Company contained in any such existing agreement.

        Upon termination of his employment for any reason, Executive shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, and calculations or copies thereof, which are the property of the Company and which relate in any way to the business, products, practices or techniques of the Company, and all other property of the Company and Proprietary Matter, including, but not limited to, all documents which in whole or in part, contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control. If Executive purchases any record book, ledger, or similar item to be used for keeping records of or information regarding the business of the Company or its customers, Executive shall immediately notify the Company, which shall then immediately reimburse Executive for the expense of such purchase.

        11.   Injunctive Relief.    Executive agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this Agreement, including, without limitation, the provisions of Sections 7, 8, 9, and 10. Accordingly, Executive specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

        12.   General Provisions.

          (a)   Severable.    The parties explicitly acknowledge and agree that the provisions of this Agreement are both reasonable and enforceable. Should any provision or part thereof be held invalid or unenforceable for any reason, then such provision or part shall be enforced to the maximum extent permitted by law. Likewise, in the event that any one or more of the provisions, or parts of any provisions, contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, the same shall not invalidate or otherwise affect any other provision or part hereof. Specifically, but without limiting the foregoing in any way, each of the covenants of the parties to this Agreement contained herein shall be deemed and shall be construed as a separate and independent covenant and should any part or provision of any such covenants be held or declared invalid by any court of competent jurisdiction, such invalidity shall in no way render invalid or unenforceable any other part or provision thereof or any other covenant of the parties not held or declared invalid.

          (b)   Assignment.    This Agreement and the rights and obligations of the Company hereunder may be assigned by the Company to any successor to the Company or the business of the Company, and shall inure to the benefit of, shall be binding upon, and shall be enforceable by any such assignee, provided that any such assignee shall agree to assume and be bound by this Agreement and perform and discharge all of the obligations of the Company hereunder. Executive hereby consents to such assignment by the Company. This Agreement and the rights and obligations of Executive hereunder may not be assigned by Executive; provided, however, in the event of Executive's death any payments due to Executive hereunder shall be paid to his estate.

          (c)   Waiver.    The waiver by the Company of any breach of this Agreement by Executive shall not be effective unless in writing and signed by the CEO, and no such waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

          (d)   Code of Conduct.    The Executive shall execute the Kratos Code of Conduct, attached hereto as Exhibit B, concurrently with the execution of this Agreement.

          (e)   Governing Law.    This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to conflict of law principles thereof.

          (f)    Entire Agreement.    This Agreement embodies the entire agreement of the parties relating to the employment of Executive by the Company. No amendment, modification extension or renewal of this Agreement shall be valid or binding upon the Company or Executive unless made in writing and signed by the parties.

          (g)   Executive Representations and Warranties.    Executive represents and warrants that the execution and delivery by Executive of this Agreement and the performance by Executive of Executive's obligations hereunder will not, with or without the giving of notice or the passage of time, or both, (i) violate any judgment, writ, injunction or order of any court, arbitrator, or governmental agency applicable to Executive, or (ii) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which Executive is a party or by which Executive is or may be bound.

          (h)   Notice.    All notices, requests, consents, waivers, demands and other communications under this Agreement must be in writing and will be deemed to have been duly given if personally delivered or if sent by nationally recognized courier for next business day delivery (the date on which such notice, request, consents, waiver, demand or other communication is received shall be the date of delivery) to the parties at the following addresses (or at such other addresses as shall be specified in writing by any party to the other party by a notice given in accordance herewith):

          If to Executive:

    Howard W. Bates
    15960 Bridgewater Club Blvd
    Carmel, IN 46033

          If to the Company:

    Haverstick, Inc.
    6270 Corporate Drive, Suite 100
    Indianapolis, IN 46278
    Attention: Chairman and CEO

          With a copy to:

    Kratos Defense & Security Services, Inc.
    4810 Eastgate Mall
    San Diego, CA 92121
    Attention: Corporate Secretary

          (i)    Execution of Agreement.    This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission or by electronic transmission in Adobe Acrobat format shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or by electronic transmission in Adobe Acrobat format shall be deemed to be their original signatures for any purposes whatsoever.

          (j)    Attorneys' Fees.    The prevailing party shall be entitled to reasonable costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) in connection with any litigation relating to any breach or alleged breach of this Agreement.

          (k)   Indemnification.    Executive shall be entitled to indemnification and/or insurance coverage provided by the Company and/or the Kratos for and against claims asserted against Executive in, or arising out of, Executive's capacity as an officer of the Company, from and after the Commencement Date of this Agreement, under the same indemnification standards and/or policies of insurance applicable to similarly-situated officers of the Company, Kratos and their affiliates.

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        IN WITNESS WHEREOF, the Company and Executive have each executed and delivered this Employment Agreement as of the date first above written.

"Company" HAVERSTICK CONSULTING, INC.

By:	/s/ HOWARD W. BATES PRESIDENT

"Executive"

/s/ HOWARD W. BATES Howard W. Bates

Guaranty

        Kratos Defense and Security Solutions, Inc. hereby unconditionally guarantees the performance by the Company of its obligations hereunder. This guaranty shall be a guaranty of payment and not of collection. Executive shall not be required to demand payment from the Company before proceeding directly against Kratos to enforce the obligations of the Company hereunder.

KRATOS DEFENSE AND SECURITY SOLUTIONS, INC.

By:	/s/ DEANNA LUND Deanna Lund Sr. Vice President & Chief Financial Officer

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  Exhibit 10.1
EMPLOYMENT AGREEMENT
Guaranty